Exhibit 99.1
Warwick Valley Comments On 2005 Results and Announces Decision to Retain Investment Banker to Explore Strategic Alternatives
(Warwick, NY, January 31, 2006) Warwick Valley Telephone Company (Nasdaq: WWVY) (the Company) announced today that it expects a 7% decline in its operating revenues, negative operating income, and a 7% decline in its other income for the entire year 2005. These declines reflect the trends indicated in its Quarterly Reports on Form 10-Q for the second and third quarters of that year.
It is anticipated that in 2006, WVT will continue to face the challenges endemic to the telecommunications industry. Given this evolving and competitive landscape, in 2006 WVT expects continued declines in the revenue associated with traditional service offerings. These declines are currently expected to be partially offset by new products and services, although the revenues from those products and services are likely to take time to develop. WVT further expects to continue the reorganization of its operations that began in 2005. This is currently expected to reduce, or slow the growth of, operating expense.
In addition, Orange County – Poughkeepsie Limited Partnership (“OP”), in which the Company has a 7.5% limited partnership interest, has reduced its wholesale rates for 2006. Based on the budget information provided by the partnership, it is anticipated these rate reductions will be, in part, offset by continued growth in its subscriber base as well as the related usage revenue. Accordingly, the Company currently expects OP’s distributions to the limited partners, including the Company, to decline by approximately 15%. Actual distributions will, of course, depend on the subscriber base and usage. Additionally, the general partner of OP may effect further rate reductions in 2007. These developments are, management believes, consistent with the cautionary remarks in the Company’s filings over the last several years.
Given these conditions and developments, the Company has authorized the retention of the investment banking firm Stifel, Nicolaus & Company, Incorporated to assess the strategic options available to the Company. These options could include acquisitions or joint ventures by the Company or the sale of all or a part of the Company. There can be no assurances that any transaction or action of any kind will result from this engagement.
The President and CEO of WVT, Herbert Gareiss, Jr. commented on the Company’s announcements as follows: “Warwick Valley is a financially sound and innovative, independent telephone company. However, technology and business models in telecommunications continue to change rapidly. At the same time, the way competitors in the various parts of the telecommunications industry are regulated is changing very slowly and not necessarily in a fashion that treats all competitors equally. This combination of circumstances makes it advisable for the Company to consider all possible ways of responding to these challenges and taking advantage of its strengths.”
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Please refer to the Company’s Report on Form 10-Q for the quarter ended September 30, 2005 and the Company’s past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which the Company operates and the important factors that may affect its business. The Company is not under any obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements, whether as the result of new information, future events or otherwise.